UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2013, Medivation, Inc. (the “Company”) filed a Notice of Appeal in its ongoing litigation against Aragon Pharmaceuticals, Inc. (“Aragon”). The appeal seeks reversal of summary adjudication rulings made in December 2012 and January 2013 by the Superior Court of the City and County of San Francisco, ruling that Aragon has exclusive rights to a small molecule known as “ARN509” that is in development for castration-resistant prostate cancer. The Company believes it is the exclusive licensee of ARN509, based on agreements between the Company and The Regents of the University of California (the “Regents”), and in 2011 filed a lawsuit seeking to enforce its rights.

The Company’s appeal of the summary adjudication rulings in Aragon’s favor will be heard by the First Appellate District of the California Court of Appeals. Under California law, the appeals court will review the summary adjudication rulings “de novo,” without deference to the findings of the trial court judge. Information contained on websites of various legal professionals who practice before the California Courts of Appeal state that the appeals process generally takes 12 to 18 months.

In its 2011 lawsuit, the Company also brought related claims against the Regents and Dr. Michael Jung, a professor at UCLA, alleging, among other things, breach of contract against the Regents and fraud against Dr. Jung.

The trial court’s December 2012 and January 2013 summary adjudication rulings also found in favor of Regents on the Company’s claims against the Regents. Under California law, the Company cannot appeal this decision until after resolution of counterclaims brought by the Regents alleging that the Company is obligated to pay the Regents 10% of any sales milestone payments the Company may receive under its 2009 collaboration agreement with Astellas Pharma Inc. covering the global development and commercialization of enzalutamide. Trial on the Regents’ counterclaims is scheduled to occur in July 2013. Thereafter, when a final judgment is entered on claims between the Company and Regents, the Company intends to appeal the summary adjudication rulings in favor of the Regents.

The Company’s fraud claims against Dr. Jung are scheduled to go to trial in October 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: April 22, 2013	By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer and Chief Financial Officer